Exhibit 3.1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MEGA MATRIX CORP.”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF MAY, A.D. 2024, AT 3:06 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY-SECOND DAY OF MAY, A.D. 2024.

Jeffrey W. Bullock, Secretary of State
2716968 8100 SR# 20242320706	Authentication: 203529552 Date: 05-22-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION OF

MEGA MATRIX CORP.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Mega Matrix Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) DOES HEREBY CERTIFY:

1. Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment (this “Certificate of Amendment”) to the Second Amended and Restated Certificate of Incorporation of the Corporation (as heretofore amended, the “Certificate of Incorporation”) amends the provisions of the Certificate of Incorporation.

2. The Board of Directors of the Corporation has duly adopted resolutions approving and declaring the following amendment to the Certificate of Incorporation to be advisable and in the best interests of the Corporation and its stockholders.

3. Part (A) of ARTICLE IV to the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

(A)  Authorized Capital Stock.

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 77,000,000 shares of capital stock, consisting of (i) 75,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in this Second Amended and Restated Certificate of Incorporation or one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Second Amended and Restated Certificate of Incorporation. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of capital stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

4. The foregoing amendment was duly adopted by the Board of Directors of the Corporation and its stockholders in accordance with the provisions of Section 242 of the DGCL and Article X of the Certificate of Incorporation.

5. This Certificate of Amendment shall become effective as of May 22, 2024.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Yucheng Hu, its Chief Executive Officer, this 21st day of May, 2024.

Mega Matrix Corp.

/s/ Yucheng Hu
By: Yucheng Hu

Its: Chief Executive Officer

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